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                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               ------------

                               SCHEDULE 13D
                 Under the Securities Exchange Act of 1934


                   FISHER SCIENTIFIC INTERNATIONAL INC.
                             (Name of Issuer)

                               Common Stock
                              $.01 PAR VALUE
                      (Title of Class of Securities)

                               ------------

                                 338032105
                              (CUSIP Number)

                    Donaldson, Lufkin & Jenrette, Inc.
                    (Name of Persons Filing Statement)

                            John K. Knight, Jr.
                           Davis Polk & Wardwell
                           450 Lexington Avenue
                         New York, New York 10017
                          Tel. No.: 212 450 4000
                  (Name, Address and Telephone Number of
                   Person Authorized to Receive Notices
                            and Communications)

                             January 21, 1997
                  (Date of Event which Requires Filing of
                              this Statement)

                               ------------

               If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following: [ ]


==============================================================================
                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Merchant Banking Partners II, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     00
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

             DE

                                        7    SOLE VOTING POWER

                                             -0-
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY             8    SHARED VOTING POWER
      EACH REPORTING PERSON
               WITH                          1,310,201

                                        9    SOLE DISPOSITIVE POWER

                                             825,328

                                        10   SHARED DISPOSITIVE POWER

                                             -0-


11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Merchant Banking Partners II-A, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     00

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                        7    SOLE VOTING POWER

                                             -0-

               NUMBER OF SHARES         8    SHARED VOTING POWER
            BENEFICIALLY OWNED BY
            EACH REPORTING PERSON            1,310,201
                     WITH
                                        9    SOLE DISPOSITIVE POWER

                                             32,868

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Millennium Partners - A, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     00

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                        7    SOLE VOTING POWER

                                             -0-

               NUMBER OF SHARES         8    SHARED VOTING POWER
            BENEFICIALLY OWNED BY
            EACH REPORTING PERSON            1,310,201
                     WITH
                                        9    SOLE DISPOSITIVE POWER

                                             2,603

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Millennium Partners, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     00

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE
                                        7    SOLE VOTING POWER

                                             -0-

               NUMBER OF SHARES         8    SHARED VOTING POWER
            BENEFICIALLY OWNED BY
            EACH REPORTING PERSON            1,310,201
                     WITH
                                        9    SOLE DISPOSITIVE POWER

                                             13,345

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ EAB Partners, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     00

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                        7    SOLE VOTING POWER

                                             -0-

               NUMBER OF SHARES         8    SHARED VOTING POWER
            BENEFICIALLY OWNED BY
            EACH REPORTING PERSON            1,310,201
                     WITH
                                        9    SOLE DISPOSITIVE POWER

                                             3,706

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Offshore Partners II, C.V.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     00

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Netherlands Antilles

                                        7    SOLE VOTING POWER

                                             -0-

               NUMBER OF SHARES         8    SHARED VOTING POWER
            BENEFICIALLY OWNED BY
            EACH REPORTING PERSON            1,310,201
                     WITH
                                        9    SOLE DISPOSITIVE POWER

                                             40,586

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Merchant Banking II, LLC

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     00

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                        7    SOLE VOTING POWER

                                             -0-

               NUMBER OF SHARES         8    SHARED VOTING POWER
            BENEFICIALLY OWNED BY
            EACH REPORTING PERSON            1,310,201
                     WITH
                                        9    SOLE DISPOSITIVE POWER

                                             918,436

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     OO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Merchant Banking II, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     00

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                        7    SOLE VOTING POWER

                                             -0-

               NUMBER OF SHARES         8    SHARED VOTING POWER
            BENEFICIALLY OWNED BY
            EACH REPORTING PERSON            1,310,201
                     WITH
                                        9    SOLE DISPOSITIVE POWER

                                             918,436

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Diversified Partners, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     00

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                        7    SOLE VOTING POWER

                                             -0-

               NUMBER OF SHARES         8    SHARED VOTING POWER
            BENEFICIALLY OWNED BY
            EACH REPORTING PERSON            1,310,201
                     WITH
                                        9    SOLE DISPOSITIVE POWER

                                             48,253

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Diversified Partners- A, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     00

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                        7    SOLE VOTING POWER

                                             -0-

               NUMBER OF SHARES         8    SHARED VOTING POWER
            BENEFICIALLY OWNED BY
            EACH REPORTING PERSON            1,310,201
                     WITH
                                        9    SOLE DISPOSITIVE POWER

                                             17,919

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Diversified Associates LP

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     00

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                        7    SOLE VOTING POWER

                                             -0-

               NUMBER OF SHARES         8    SHARED VOTING POWER
            BENEFICIALLY OWNED BY
            EACH REPORTING PERSON            1,310,201
                     WITH
                                        9    SOLE DISPOSITIVE POWER

                                             66,172

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Diversified Partners, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     00

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                        7    SOLE VOTING POWER

                                             -0-

               NUMBER OF SHARES         8    SHARED VOTING POWER
            BENEFICIALLY OWNED BY
            EACH REPORTING PERSON            1,310,201
                     WITH
                                        9    SOLE DISPOSITIVE POWER

                                             66,172

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ First ESC, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     OO

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                        7    SOLE VOTING POWER

                                             -0-

               NUMBER OF SHARES         8    SHARED VOTING POWER
            BENEFICIALLY OWNED BY
            EACH REPORTING PERSON            1,310,201
                     WITH
                                        9    SOLE DISPOSITIVE POWER

                                             1,588

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ ESC II, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     00

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                        7    SOLE VOTING POWER

                                             -0-

               NUMBER OF SHARES         8    SHARED VOTING POWER
            BENEFICIALLY OWNED BY
            EACH REPORTING PERSON            1,310,201
                     WITH
                                        9    SOLE DISPOSITIVE POWER

                                             155,636

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ LBO Plans Management Corporation

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     00

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                        7    SOLE VOTING POWER

                                             -0-

               NUMBER OF SHARES         8    SHARED VOTING POWER
            BENEFICIALLY OWNED BY
            EACH REPORTING PERSON            1,310,201
                     WITH
                                        9    SOLE DISPOSITIVE POWER

                                             160,930

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJMB Funding II, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     OO

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                        7    SOLE VOTING POWER

                                             -0-

               NUMBER OF SHARES         8    SHARED VOTING POWER
            BENEFICIALLY OWNED BY
            EACH REPORTING PERSON            1,310,201
                     WITH
                                        9    SOLE DISPOSITIVE POWER

                                             146,533

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Capital Investors, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                        7    SOLE VOTING POWER

                                             -0-

               NUMBER OF SHARES         8    SHARED VOTING POWER
            BENEFICIALLY OWNED BY
            EACH REPORTING PERSON            1,310,201
                     WITH
                                        9    SOLE DISPOSITIVE POWER

                                             1,288,365

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     UK Investment Plan 1997 Partners

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     OO

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                        7    SOLE VOTING POWER

                                             -0-

               NUMBER OF SHARES         8    SHARED VOTING POWER
            BENEFICIALLY OWNED BY
            EACH REPORTING PERSON            1,310,201
                     WITH
                                        9    SOLE DISPOSITIVE POWER

                                             21,836

                                        10   SHARED DISPOSITIVE POWER

                                             -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     UK Investment Plan 1997, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     OO

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

               NUMBER OF SHARES         7         SOLE VOTING POWER
            BENEFICIALLY OWNED BY
            EACH REPORTING PERSON                 -0-
                     WITH
                                        8         SHARED VOTING POWER

                                                  1,310,201

                                        9         SOLE DISPOSITIVE POWER

                                                  21,836

                                        10        SHARED DISPOSITIVE POWER

                                                  -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 -- See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% -- See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Donaldson Lufkin & Jenrette, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                        7    SOLE VOTING POWER

                                             -0-

               NUMBER OF SHARES         8    SHARED VOTING POWER
            BENEFICIALLY OWNED BY
            EACH REPORTING PERSON            1,310,201
                     WITH
                                        9    SOLE DISPOSITIVE POWER

                                             1,310,201

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     HC, CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Equitable Companies Incorporated

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                        7    SOLE VOTING POWER

                                             See Item 5

               NUMBER OF SHARES         8    SHARED VOTING POWER
            BENEFICIALLY OWNED BY
            EACH REPORTING PERSON            See Item 5
                     WITH
                                        9    SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO, HC

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AXA - UAP

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                        7    SOLE VOTING POWER

                                             See Item 5

               NUMBER OF SHARES         8    SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON           See Item 5
                     WITH
                                        9    SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5 (not to be construed as an admission of beneficial ownership)

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     HC

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Finaxa

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                        7    SOLE VOTING POWER

                                             See Item 5

               NUMBER OF SHARES         8    SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON           See Item 5
                     WITH
                                        9    SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5 (not to be construed as an admission of beneficial ownership)

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     HC

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AXA Assurances I.A.R.D. Mutuelle

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

               NUMBER OF SHARES         7    SOLE VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON           See Item 5
                     WITH
                                        8    SHARED VOTING POWER

                                             See Item 5

                                        9    SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5 (not to be construed as an admission of beneficial ownership)

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     IC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AXA Assurances Vie Mutuelle

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                        7    SOLE VOTING POWER

                                             See Item 5

               NUMBER OF SHARES         8    SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON           See Item 5
                     WITH
                                        9    SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5 (not to be construed as an admission of beneficial ownership)

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     IC

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AXA Courtage Assurance Mutuelle

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                        7    SOLE VOTING POWER

                                             See Item 5

                NUMBER OF SHARES        8    SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON           See Item 5
                      WITH
                                        9    SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5 (not to be construed as an admission of beneficial ownership)

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     IC

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Alpha Assurances Vie Mutuelle

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                        7    SOLE VOTING POWER

                                             See Item 5

                NUMBER OF SHARES        8    SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON           See Item 5
                      WITH
                                        9    SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5 (not to be construed as an admission of beneficial ownership)

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     IC

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Claude Bebear, as AXA Voting Trustee

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Citizen of France

                                        7    SOLE VOTING POWER

                                             See Item 5

               NUMBER OF SHARES         8    SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON           See Item 5
                     WITH
                                        9    SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5 (not to be construed as an admission of beneficial ownership)

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Patrice Garnier, as AXA Voting Trustee

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Citizen of France

                                        7    SOLE VOTING POWER

                                             See Item 5

                NUMBER OF SHARES        8    SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON           See Item 5
                      WITH
                                        9    SOLE DISPOSITIVE POWER

                                             See Item 5

                                        10   SHARED DISPOSITIVE POWER

                                             See Item 5

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5 (not to be construed as an admission of beneficial ownership)

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 338032105                                     Page  of 90 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Henri de Clermont - Tonnerre, as AXA Voting Trustee

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Citizen of France

                                             7    SOLE VOTING POWER

                                                  See Item 5

                NUMBER OF SHARES             8    SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                See Item 5
                      WITH
                                             9    SOLE DISPOSITIVE POWER

                                                  See Item 5

                                             10   SHARED DISPOSITIVE POWER

                                                  See Item 5

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,201 - See Item 5 (not to be construed as an admission of beneficial ownership)

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     17.9% - See Item 5

14   TYPE OF REPORTING PERSON*

     IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


               Item 1.  Security and Issuer.

               The class of equity securities to which this statement relates is the common stock, $0.01 par value per share (the "Shares"), of Fisher Scientific International Inc., a Delaware corporation ("Fisher"). The principal executive offices of Fisher are located at Liberty Lane, Hampton, N.H. 03842.

               Item 2.  Identity and Background.

               This Schedule 13D is being filed jointly on behalf of the following persons (collectively, the "Reporting Persons"): (1) DLJ Merchant Banking Partners II, L.P., a Delaware corporation ("Partners II"); (2) DLJ Merchant Banking Partners II-A, L.P. a Delaware limited partnership ("Partners II-A"); (3) DLJ Millennium Partners, L.P., a Delaware limited partnership ("Millennium"); (4) DLJ Millennium Partners-A, L.P., a Delaware limited partnership ("Millennium-A"); (5) DLJ Offshore Partners II, C.V., a Netherlands Antilles limited partnership ("Offshore II"), (6) DLJ EAB Partners, L.P., a Delaware limited partnership ("EAB"); (7) DLJ Merchant Banking II, LLC, a Delaware limited liability company ("MBII LLC"); (8) DLJ Merchant Banking II, Inc., a Delaware corporation ("MBII INC"); (9) DLJ Diversified Partners, L.P., a Delaware limited partnership ("Diversified");
(10) DLJ Diversified Partners-A, L.P., a Delaware limited partnership ("Diversified-A"); (11) DLJ Diversified Associates, L.P., a Delaware limited partnership ("Diversified Associates"); (12) DLJ Diversified Partners, Inc., a Delaware corporation ("Diversified Partners"); (13) DLJ First ESC L.P., a Delaware limited partnership ("ESC"); (14) DLJ ESC II L.P., a Delaware limited partnership ("ESC II"), (15) DLJ LBO Plans Management Corporation, a Delaware corporation ("LBO"); (16) DLJ MB Funding II, Inc., a Delaware corporation ("Funding II"); (17) DLJ Capital Investors, Inc., a Delaware corporation ("DLJCI"); (18) UK Investment Plan 1997 Partners, a Delaware general partnership ("1997 Partners") (19) UK Investment Plan 1997, Inc. ("Plan 1997" and together with the previously listed entities, the "DLJ Entities"); (19) Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation ("DLJ"); (20) The Equitable Companies Incorporated, a Delaware corporation ("EQ"); (21) AXA-UAP, a societe anonyme organized under the laws of France ("AXA"); (22) Finaxa, a societe anonyme organized under the laws of France; (23) AXA Assurances I.A.R.D. Mutuelle, a mutual insurance company organized under the laws of France; (24) AXA Assurances Vie Mutuelle, a mutual insurance company organized under the laws of France; (25) AXA Courtage Assurance Mutuelle, a mutual insurance company organized under the laws of France; (26) Alpha Assurances Vie Mutuelle, a mutual insurance company organized under the laws of France, and (27) Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, trustees (the "AXA Voting Trustees") of a voting trust (the "AXA Voting Trust") established pursuant to a Voting Trust Agreement by and among AXA and the AXA Voting Trustees dated as of May 12, 1992, as amended January 22, 1997.

               Partners II, Partners II-A, Millennium, Millennium-A, Offshore II, EAB, Diversified, Diversified-A, Funding II, 1997 Partners, ESC, and ESC II are collectively referred to as the "DLJ Funds".

               Partners II, Partners II-A, Millenium and Millenium-A are Delaware limited partnerships which make investments for long term appreciation. MBII LLC is the Associate General Partner of Partners II and Partners II-A. MBII INC is the Managing General Partner of Partners II and Partners II-A. MBII LLC and MBII INC make all of the investment decisions on behalf of Partners II and Partners II-A.

               EAB is Delaware limited partnership which makes investments for long term appreciation. MBII LLC is the Associate General Partner of EAB and LBO is the Managing General Partner of EAB. MBII LLC and LBO make all of the investment decisions on behalf of EAB.

               Offshore II is a Netherlands Antilles limited partnership which makes investments for long term appreciation. MBII LLC is the Associate General Partner of Offshore II. MBII INC is the Advisory General Partner of Offshore II. MBII LLC and MBII INC make all of the investment decisions on behalf of Offshore.

               MBII LLC is a Delaware limited liability company and is a registered investment adviser. As the Associate General Partner of Partners II, Partners II-A, Millennium, Millennium II-A, EAB and Offshore II, MBII LLC, in conjunction with MBII INC, participates in investment decisions made on behalf of these entities. MBII INC is the managing member of MBII LLC.

               MBII INC is a Delaware corporation and is a registered investment adviser. As the Managing General Partner of Partners II, Partners II-A, Millennium and Millennium-A, and the Advisory General Partner Offshore II, MBII INC is responsible for the day to day management of these entities and, in conjunction with MBII LLC, participates in investment decisions made on behalf of these entities. MBII INC is a wholly owned subsidiary of DLJCI.

               Diversified and Diversified-A are Delaware limited partnerships which make investments for long term appreciation. A portion of Diversified and Diversified-A's capital commitments are dedicated to making side-by-side investments with Partners II and Partners II-A, respectively. Diversified Associates is the Associate General Partner of Diversified and Diversified-
A and Diversified Partners is the Managing General Partner of Diversified and Diversified-A. Diversified Partners is responsible for the day to day management of Diversified and Diversified-A.

               Diversified Associates is a Delaware limited partnership and a registered investment adviser. As the Associate General Partner of Diversified and Diversified-A, Diversified Associates, in conjunction with Diversified Partners and subject to the terms of the Diversified Agreement, participates in the management of investments of Diversified. Diversified Partners is the general partner of Diversified Associates.

               Diversified Partners is a Delaware corporation and a registered investment adviser. As the Managing General Partner of Diversified and Diversified-A, Diversified Partners is responsible for the day to day management of Diversified and Diversified-A. In conjunction with Diversified Associates, Diversified Partners participates in the investment decisions made on behalf of Diversified and Diversified-A. Diversified Partners is a wholly owned subsidiary of DLJCI.

               ESC and ESC II are Delaware limited partnerships and "employee securities company" as defined in the Investment Company Act of 1940, as amended ("ESC"). LBO, as the Managing General Partner of ESC and ESC II, makes all of the investments decisions on behalf of ESC and ESC II.

               LBO is a Delaware corporation and a registered investment adviser. LBO is a wholly owned subsidiary of DLJCI. As the Managing General Partner of EAB, ESC and ESC II, LBO is responsible for the day-to-day management of EAB, ESC and ESC II.

               Funding II is a Delaware corporation which makes investments for long term appreciation generally side-by-side with Partners II. Funding II is a wholly owned subsidiary of DLJCI.

               DLJCI is a Delaware corporation a holding company. DLJCI is a wholly owned subsidiary of DLJ.

               1997 Partners is a Delaware general partnership which makes investments for long term appreciation generally side-by-side with Partners
II.  Plan 1997 and DLJ are each general partners of 1997 Partners.

               Plan 1997 is a Delaware corporation. Plan 1997 is a wholly owned subsidiary of DLJ.

               DLJ is a publicly held Delaware corporation. DLJ directly owns all of the capital stock of DLJCI and Plan 1997. DLJ, acting on its own behalf or through its subsidiaries, is a registered broker/dealer and registered investment adviser engaged in investment banking, institutional trading and research, investment management and financial and correspondent brokerage services.

               EQ is a Delaware corporation and is a holding company. As of January 29, 1998, EQ owns, directly or indirectly, 76.4% of DLJ.

               AXA is a societe anonyme organized under the laws of France and a holding company for an international group of insurance and related financial services companies. As of December 8, 1997, approximately 59% of the outstanding common stock of EQ, was beneficially owned by AXA. For insurance regulatory purposes, to insure that certain indirect minority shareholders of AXA will not be able to exercise control over EQ and certain of its insurance subsidiaries, the voting shares of EQ capital stock beneficially owned by AXA and its subsidiaries have been deposited into the AXA Voting Trust. For additional information regarding the AXA Voting Trust, reference is made to the Schedule 13D filed by AXA with respect to EQ. As of January 29, 1998, AXA directly owned 0.15% of DLJ.

               Finaxa is a societe anonyme organized under the laws of France and is a holding company. As of March 5, 1997, Finaxa controlled directly and indirectly approximately 22.4% of the issued ordinary shares (representing approximately 32.8% of the voting power) of AXA.

               Each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and Alpha Assurances Vie Mutuelle (collectively, the "Mutuelles AXA") is a mutual insurance company organized under the laws of France. Each of the Mutuelles AXA is owned by its policy holders. As of March 5, 1997, the Mutuelles AXA, as a group, controlled approximately 61.4% of the issued shares (representing approximately 72.0% of the voting power) of Finaxa. Including the ordinary shares owned by Finaxa, on March 5, 1997, the Mutuelles AXA directly or indirectly controlled 25.9% of the issued ordinary shares (representing 37.8% of the voting power) of AXA. Acting as a group, the Mutuelles AXA control AXA and Finaxa.

               Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, the AXA Voting Trustees, exercise all voting rights with respect to the shares of Equitable capital stock beneficially owned by AXA and its subsidiaries that have been deposited in the AXA Voting Trust. The business address, citizenship and present principal occupation of each of the AXA Voting Trustees are set forth on Schedule I attached hereto.

               The address of the principal business and office of each of the DLJ Entities and DLJ is 277 Park Avenue, New York, New York 10172. The address of the principal business and principal office of Equitable is 1290 Avenue of the Americas, New York, New York 10104.

               The address of the principal business and principal office of each of AXA and the AXA Voting Trustees is 9, Place Vendome, 75001 Paris, France. The address of Finaxa is 23, avenue Matignon, 75008 Paris, France; of each of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie
Mutuelle is 21, rue de Chateaudun, 75002 Paris, France; of AXA Courtage Assurance Mutuelle is 26, rue Louis-le-Grand, 75002 Paris, France; and of Alpha Assurances Vie Mutuelle is Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France.

               The name, business address, citizenship, present principal occupation or employment and the name and business address of any corporation or organization in which each such employment is conducted, of each executive officer or member, as applicable, of the Board of Directors, Supervisory Board, or the Conseil d'Administration (French analogue of a Board of Directors) of Equitable, AXA, Finaxa and the Mutuelles AXA are set forth on Schedules A through N, respectively, attached hereto.

               During the past five (5) years, neither any of the Reporting Persons nor, to the best knowledge of any of the Reporting Persons, any of the other persons listed on Schedules A through N attached hereto, has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to United States federal or state securities laws or finding any violation with respect to such laws.

               Item 3.  Source and Amount of Funds or Other Consideration.

               The general and limited partners of the DLJ Entities contributed $58,410,822.75 for 1,210,587 Shares, and received, in connection with their commitment to purchase cumulative preferred stock of the Company, 99,614 Warrants to purchase Shares.

               Item 4.  Purpose of Transaction.

               The DLJ Entities entered into the Agreements (as defined in Item 5 below) to purchase the Shares and Warrants for general investment purposes. The DLJ Entities retain the right to change their investment intent.

               On August 7, 1997, Fisher and FSI Merger Corp. ("FSI"), a Delaware corporation that, as of August 4, 1997, was wholly-owned by Thomas H. Lee Equity Fund III, L.P., a Delaware limited partnership ("Equity Fund III"), entered into an Agreement and Plan of Merger (as amended and restated on September 11 and November 14, 1997, and amended on January 16, 1998, the "Merger Agreement," filed hereto and made a part hereof as Exhibit 6). The Merger Agreement provides, among other things, for the merger of FSI with and into Fisher (the "Merger"), with Fisher as the surviving corporation (the "Surviving Corporation"). From and after the Effective Time (as defined in
Item 5 below), the Surviving Corporation shall possess all the rights, privileges, powers and franchises and shall be subject to all of the restrictions, disabilities and duties of Fisher and FSI, all as provided under Delaware law. The transactions contemplated by the Merger Agreement were approved by the stockholders of Fisher on January 16, 1998 and were consummated on January 21, 1998.

               Subject to the agreements described herein or attached hereto, and to market conditions and other factors, the DLJ Entities or other affiliates of DLJ may acquire or dispose of shares of Fisher from time to time in future open-market, privately negotiated or other transactions, may enter into agreements with third parties relating to acquisitions of securities issued or to be issued by the Surviving Corporation, may enter into agreements with the management of Fisher relating to acquisitions of shares of the Surviving Corporation by members of management, issuances of options to management or their employment by the surviving corporation, or may effect other similar agreements or transactions.

               Except as set forth herein, the Reporting Persons do not have any plans or proposals which would relate to or result in any of the transactions described in subparagraphs (a) through (j) of Item 4 of Schedule 13D.

               Item 5.  Interest in Securities of the Issuer.

               (a) and (b)

               Pursuant to the terms of the Merger Agreement, on January 21, 1998 (the "Closing Date"), Fisher filed a Certificate of Merger with the Secretary of the State of Delaware, and the Merger was effective as of the filing of such certificate (the "Effective Time"). Certain Fisher management stockholders (the "Management Investors") elected to retain certain Shares as provided in the Merger Agreement.

               In connection therewith, immediately prior to the Effective Time, FSI entered into an Investors' Subscription Agreement (the "Subscription Agreement") (attached hereto and made a part hereof as Exhibit 3) with Equity Fund III, Thomas H. Lee Foreign Fund III, L.P., a Delaware limited partnership ("Foreign Fund III"), THL FSI Equity Investors, L.P., a Delaware limited partnership ("THL FSI"), THL-CCI Limited Partnership, a Massachusetts limited partnership ("THL-CCI"), and certain persons affiliated with Thomas H. Lee Company, a Massachusetts sole proprietorship (the "Additional THL Persons") (collectively, the "THL Entities"); the DLJ Funds; Chase Equity Associates, L.P. ("Chase"); ML IBK Positions, Inc., KECALP Inc. and Merrill Lynch KECALP L.P. 1997 (collectively, "Merrill Lynch" and, together with the DLJ Funds and Chase, the "Institutional Investors"), dated January 21, 1998, pursuant to which the THL Entities and the Institutional Investors purchased shares of stock of FSI on the Terms set forth in the Subscription Agreement. At the Effective Time, shares of stock of FSI were converted into 6,278,915 shares of Fisher Common Stock, of which 5,471,857 were of Fisher Common Stock (which is voting) and 807,058 were of Fisher non-voting Common Stock. Immediately following the Effective Time, the DLJ Funds' approximate percentage ownership of the outstanding common stock of the Surviving Corporation (including those shares which the DLJ Funds have a right to acquire) is 17.9%.

               Simultaneously with the execution of the Subscription Agreement, on January 21, 1998, Fisher entered into a Common Stock Warrant Acquisition Agreement (the "Warrant Acquisition Agreement") (attached hereto and made a part hereof as Exhibit 4) with the THL Entities and the Institutional Investors in connection with such parties' commitment to purchase cumulative preferred stock of Fisher. Pursuant to the Warrant Acquisition Agreement, the THL Entities and the Institutional Investors received warrants to purchase 516,663 Shares in connection with the Merger.

               In addition, Fisher, the THL Entities, the Institutional Investors (and together with the THL Entities, the "Equity Investors"), and the Management Investors have entered into an Investors' Agreement dated as of January 21, 1998 (the "Investors' Agreement") (filed hereto and made a part hereof as Exhibit 5). The Investors' Agreement, together with the Subscription Agreement and the Warrant Acquisition Agreement, are sometimes referred to herein as the "Agreements."

               Pursuant to the Investors' Agreement, the Board of Directors of Fisher will comprise at least ten and no more than eleven members, seven of which will be nominated by Equity Fund III, one of which will be nominated by Partners II, one of which will be Paul M. Montrone and one of which will be Paul M. Meister (Montrone and Meister collectively, the "Management Directors"). Further, at least two of the members shall not be "Affiliates" or "Associates" of any party to the Investors' Agreement within the meaning of Rule 12b-2 under the Exchange Act. Each of the parties to the Investors' Agreement entitled to vote for the election of directors has agreed to vote its shares of Fisher in favor of the persons so nominated or designated, provided that none of the parties will be required to vote for another party's nominee or a Management Director, as it were, if the number of Shares beneficially held by the person or group making the nomination or by such Management Director is less than 10% of such person's or group's or such Management Director's Initial Ownership (defined as the number of shares of Equity Securities (as defined in the Investors' Agreement) beneficially owned, including any rights to acquire such shares, by such person or group or the Management Directors, as of the date of the Investors' Agreement).

               Pursuant to the Investors' Agreement, each of the Institutional Investors and the Management Investors may transfer shares to certain persons and entities represented as Permitted Transferees (as defined in the Investors' Agreement) and, otherwise, only as follows: (i) pursuant to the Tag-Along Rights described below; (ii) pursuant to the Drag-Along Rights described below; (iii) pursuant to the exercise of the Registration Rights described below; and (iv) in a transfer of shares of a class of equity securities made after an initial public offering in compliance with Rule 144 under the Securities Act of 1933, as amended, in an amount not in excess of
(A) the aggregate number of shares of such class transferred by the THL Entities, multiplied by (B) such Investor's Initial Ownership of such class divided by the Initial Ownership of Equity Fund III of such class.

               In addition, as to any Institutional Investor and its Permitted Transferees, Shares will be freely transferable (i) at the earlier of (A) the date on which the ownership of such Institutional Investor and its Permitted Transferees falls below 25% of its Initial Ownership and (B) seven years after the Closing Date; provided that no such transfer may be made to any Adverse Person (defined as any person reasonably determined by the Board of Directors to be a competitor or potential competitor of Fisher).

               In addition, as to any Management Investor and its Permitted Transferees, shares will be freely transferable (i) to another Management Investor, (ii) ten years after the Closing Date, or (iii) in a Qualifying Public Offering (as defined below), provided that no such transfer may be made to any Adverse Person.

               The Investors' Agreement provides that if the THL Entities propose to sell shares of a class of Fisher equity securities, the other parties to the Investors' Agreement will have the right to participate in the sale ("Tag-Along Rights"), provided that no such rights shall apply (i) in public offerings, (ii) to sales to THL Designated Transferees (as defined in the Investors' Agreement) or (iii) to sales of up to 5% in the aggregate of the Initial Ownership (as defined in the Investors' Agreement) by the THL Entities of such class of equity securities. If Tag-Along Rights apply, the THL Entities will provide notice to the Institutional and Management Investors of the terms and conditions of the proposed sale and offer each such Shareholder the opportunity to participate. If the number of shares that the THL Entities and the Institutional and Management Investors propose to sell exceeds the number that can be sold on the terms and conditions proposed by the buyer, the THL Entities and each other shareholder who has exercised Tag-Along Rights will be entitled to sell up to his or her proportionate share of the sale, referred to in the Investors' Agreement as the "Tag-Along Portion." To the extent any shareholder declines its Tag-Along Portion, the THL Entities shall be entitled to sell their own shares in lieu of such shareholder. Equity Fund III may sell, on behalf of the THL Entities and the Institutional and Management Investors who have exercised Tag-Along Rights, their shares on substantially the same terms and conditions set forth in the notice within 120 days of the date all Tag-Along Rights are waived, exercised or expire.

               The Investors' Agreement contemplates that if (i) the THL Entities propose to sell not less than 50% or more of their Initial Ownership of Common Stock (as defined in the Investors' Agreement) in a bona fide third party sale, or (ii) the THL Entities propose a sale in which the Common Stock to be sold by the parties to the Investors' Agreement constitute more than 50% of the outstanding shares of Common Stock, then Equity Fund III may, at its sole discretion, compel all parties to the Investors' Agreement to participate in the sale with respect to their proportionate share of the amount of Fisher Common Stock proposed to be sold, referred to in the Investors' Agreement as the "Drag-Along Portion," for the same consideration and otherwise on the same terms and conditions as the THL Entities ("Drag-Along Rights"). The Management Directors have the right to require that all of their shares be purchased by the buyer or the other parties to the Investors' Agreement, at Equity Fund III's option, as a condition to consummation of the sale. Shareholders other than the THL Entities ("Non-THL Shareholders") have the right to refuse to participate in such a sale if the sale terms contain a provision which materially and adversely affects their ability to compete in any line of business or geographic area; should any shareholder refuse, the THL Entities may cause such shareholder to sell its proportionate share of equity securities to the THL Entities.

               In the event that Fisher shall issue equity securities after the date of the Investors' Agreement and prior to any registered public offering of Fisher common stock yielding aggregate gross proceeds of at least $50,000,000 ("Qualified Public Offering"), the THL Entities and each of the Management Investors shall be entitled to purchase their pro rata portion of Initial Ownership of such offering of equity securities ("Preemptive Rights"). In the event that Fisher shall issue equity securities after a Qualified Public Offering to any third party, including any shareholder, the THL Entities shall be entitled to purchase the THL Entities' pro rata portion of the equity securities being offered. In the event the THL Entities propose to purchase any new equity securities being issued by Fisher (including as described in the preceding two sentences), prior to a Qualified Public Offering each Institutional Investor, and following a Qualified Public Offering any Non-THL Shareholder, shall be entitled to purchase, at the same price and on the same terms as the THL Entities, each of their proportionate share of such new securities, referred to in the Investors' Agreement as the "Preemptive Rights Portion." The THL Entities shall have the right to purchase, or designate any other Fisher shareholders to purchase, any equity securities with respect to which other Fisher shareholders have not exercised their Preemptive Rights.

               To the extent that the THL Entities shall acquire any equity securities from any person other than the parties to the Investors' Agreement, certain other investors shall have the right to acquire their proportionate share of such equity securities to be acquired by the THL Entities, referred to in the Investors' Agreement as the "Third Party Purchase Portion."

               Until the earlier of (A) January 21, 2005 or (B) the date on which at least 40% of the Common Stock on a Fully Diluted basis (as defined in the Investors' Agreement) is held by persons other than the parties to the Investors' Agreement, no Institutional or Management Investor may acquire Fisher equity securities except by exercising its Preemptive Rights or as otherwise permitted under the Investors' Agreement.

               Under the Investors' Agreement, the THL Entities may require that Fisher register for sale its shares of equity securities, such registration which shall not be effected more than six times. After Fisher has effected two such demands for registration by the THL Entities, the Institutional Investors may require that Fisher register its shares, such registration which shall not be effected more than once. After the transfer of shares of common stock exceeding 20% of the pro rata share of common stock initially held by all of the Equity Investors, the Management Directors may require that Fisher register their shares, such registration which shall not be effected more than three times. If Fisher proposes to register equity securities under the Securities Act, as amended, in connection with a public offering, it shall offer all shareholders the opportunity to include in such registration statement such number of shares of common stock as each such shareholder may request. All such rights of registration ("Registration Rights") are subject to certain other customary terms and conditions, including provisions relating to cutbacks, holdbacks and indemnification.

               Additionally, the Investors' Agreement provides that the parties thereto must maintain certain levels of confidentiality and "ethical walls" with respect to certain Fisher-related information received on a confidential basis. Fisher, for its part, shall not enter into any agreements with any shareholders or prospective shareholders to the extent such agreements would conflict with the Registration Rights or reduce the amount of Registrable Securities (as defined in the Investors' Agreement), or otherwise on terms more favorable than in the Investors' Agreement. Also, Fisher shall take certain actions reasonably requested by certain parties subject to Regulation Y or Regulation K of the Federal Reserve Board in connection with the compliance by those parties with such regulations.

               Each of the Agreements is filed as an exhibit to this Schedule 13D and is incorporated herein by reference. The foregoing descriptions of the Agreements are not intended to be complete and are qualified in their entirety by reference to such exhibits.

               By virtue of the Investors' Agreement, the DLJ Entities, the other Institutional Investors (except for Chase), the THL Entities, and the Management Investors may be deemed to share voting and dispositive power with respect to over 5,922,111 (77.4%) of the Outstanding Shares of Fisher. Each of the Reporting Persons expressly disclaims the existence of such shared power.

               By virtue of the Investors' Agreement, the DLJ Entities, the other Institutional Investors (except for Chase), the THL Entities, and the Management Investors may constitute a "group" within the meaning of Rule 13d-5(b) under the Exchange Act. As a member of a group, each of the DLJ Entities may be deemed to beneficially own the Shares beneficially owned by the members of the group as a whole (collectively, the "Investors' Shares"). Each of the Reporting Persons expressly disclaims membership in such group, and disclaims beneficial ownership of those Investors' Shares held by any other members of such group.

               While each of the DLJ Entities may be deemed to beneficially own the Investors' Shares, each of the DLJ Entities disclaims beneficial ownership of those Investors' Shares held by (i) any Institutional Investor other than the DLJ Entities, (ii) any THL Entity, or (iii) any Management Investor.

               As the sole stockholder of DLJCI and UKIP 1997 INC, DLJ may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Investors' Shares that may be deemed to be owned beneficially by each of DLJCI and UKIP 1997 INC. Because of EQ's ownership interest in DLJ, EQ may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Investors' Shares that may be deemed to be beneficially owned indirectly by DLJ. Each of DLJ and EQ disclaims beneficial ownership of the Investors' Shares.

               Because of AXA-UAP's ownership interest in EQ, and the AXA Voting Trustees' power to vote the EQ shares placed in the AXA Voting Trust, each of AXA-UAP and the AXA Voting Trustees may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Investors' Shares that EQ may be deemed to beneficially own indirectly. Because of the direct and indirect ownership interest in AXA-UAP of Finaxa and the Mutuelles AXA, each of Finaxa and the Mutuelles AXA may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Investors' Shares that AXA-UAP may be deemed to beneficially own indirectly. AXA-UAP, Finaxa, the Mutuelles AXA, and the AXA Voting Trustees expressly disclaim beneficial ownership of any of the Investors' Shares.

               Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission that a Reporting Person is the beneficial owner of any of the Shares other than those which such Reporting Person has acquired pursuant to the Agreements.

      (c) The responses to Items 3, 4, and 5 of this Schedule 13D are incorporated herein.

      (d) Not applicable.

      (e) Not applicable.

               Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

               See responses to Items 4 and 5.

               A copy of each of the Investors' Subscription Agreement, the Common Stock Warrant Acquisition Agreement, and the Investors' Agreement are attached hereto as Exhibits 3, 4 and 5 and are incorporated herein by reference. The summaries of the terms of the Investors' Subscription Agreement, the Investors' Agreement and the Common Stock Warrant Acquisition Agreement, set forth herein, are qualified in their entirety by reference to Exhibits 3, 4, and 5 respectively.

               Except for the agreements described in the response, to Items 4 and 5, to the best knowledge of the Reporting Persons, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons enumerated in Item 2, and any other person, with respect to any securities of Fisher, including, but not limited to, transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

               Item 7.  Material to be Filed as Exhibits.

               Exhibit 1: Joint filing agreement among the Reporting Persons

               Exhibit 2: Powers of Attorney

               Exhibit 3: Investors' Subscription Agreement dated as of
                          January 21, 1998 among FSI Merger Corp. and the Investors named therein.

               Exihbit 4: Common Stock Warrant Acquisition Agreement dated as of January 21, 1998 among Fisher Scientific
                          International Inc. and the Investors named therein.

               Exhibit 5: Investors' Agreement dated as of January 21, 1998 among Fisher Scientific International Inc., the DLJ Funds and certain other persons named therein.

               Exhibit 6: Second Amended and Restated Agreement and Plan of
                          Merger, dated as of November 14, 1997, by and between FSI Merger Corp., and Fisher Scientific International, Inc.


                                SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February __, 1998

                                    DLJ Merchant Banking Partners II, L.P.

                                    By DLJ Merchant Banking II, Inc.,
                                       as Managing General Partner



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name:  Marjorie S. White
                                        Title: Secretary and Treasurer







   After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February __, 1998

                                    DLJ Merchant Banking Partners II-A, L.P.

                                    By DLJ Merchant Banking II, Inc.,
                                       as Managing General Partner



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name:  Marjorie S. White
                                        Title: Secretary and Treasurer


   After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February __, 1998

                                    DLJ Millennium Partners, L.P.

                                    By  DLJ Merchant Banking II, Inc.,
                                       as Managing General Partner


                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name:  Marjorie S. White
                                        Title: Secretary and Treasurer

   After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February __, 1998

                                    DLJ Millennium Partners -A, L.P.

                                    By  DLJ Merchant Banking II, Inc.,
                                       as Managing General Partner


                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name:  Marjorie S. White
                                        Title: Secretary and Treasurer


   After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February __, 1998

                                    DLJ EAB Partners, L.P.

                                    By  DLJ LBO Plans Management Corporation
                                       as Managing General Partner


                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name:  Marjorie S. White
                                        Title: Secretary and Treasurer


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February __, 1998

                                    DLJ Offshore Partners II, C.V.

                                    By DLJ Merchant Banking II, Inc.,
                                       as Advisory General Partner



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name:  Marjorie S. White
                                        Title: Secretary and Treasurer

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February __, 1998

                                    DLJ Merchant Banking II, LLC

                                    By DLJ Merchant Banking II, Inc.,
                                       as Managing Member




                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name:  Marjorie S. White
                                        Title: Secretary and Treasurer


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February __, 1998

                                    DLJ Merchant Banking II, Inc.



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name:  Marjorie S. White
                                        Title: Secretary and Treasurer




               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February __, 1998

                                    DLJ Diversified Partners, L.P.

                                    By DLJ Diversified Partners, Inc.,
                                       as Managing General Partner



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name:  Marjorie S. White
                                        Title: Secretary and Treasurer




      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February __, 1998

                                    DLJ Diversified Partners-A, L.P.

                                    By DLJ Diversified Partners, Inc.,
                                       as Managing General Partner



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name:  Marjorie S. White
                                        Title: Secretary and Treasurer




      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February __, 1998

                                    DLJ Diversified Associates, L.P.

                                    By DLJ Diversified Partners, Inc.,
                                       as Managing General Partner



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name:  Marjorie S. White
                                        Title: Secretary and Treasurer




               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February __, 1998

                                    DLJ Diversified Partners, Inc.



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name:  Marjorie S. White
                                        Title: Secretary and Treasurer

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February __, 1998

                                    DLJ First ESC, L.P.


                                    By DLJ LBO Plans Management Corporation, as Managing
                                       General Partner



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name:  Marjorie S. White
                                        Title: Vice President and Secretary


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February __, 1998

                                    DLJ ESC II L.P.

                                    By DLJ LBO Plans Management Corporation,
                                       as Managing General Partner



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name:  Marjorie S. White
                                        Title: Vice President and Secretary


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February __, 1998

                                    DLJ LBO Plans Management Corporation



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name:  Marjorie S. White
                                        Title: Vice President and Secretary


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February __, 1998

                                    DLJMB Funding II, Inc.



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name:  Marjorie S. White
                                        Title: Secretary

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February __, 1998

                                    DLJ Capital Investors, Inc.



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name:  Marjorie S. White
                                        Title: Secretary and Treasurer

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February __, 1998

                                    UK Investment Plan 1997 Partners

                                    By UK Investment Plan 1997, Inc.



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name:  Marjorie S. White
                                        Title: Vice President, Secretary and
                                               Treasurer

      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February __, 1998

                                    UK Investment Plan 1997, Inc.





                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name:  Marjorie S. White
                                        Title: Vice President, Secretary and
                                               Treasurer

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February __, 1998

                                    Donaldson, Lufkin & Jenrette, Inc.



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name:  Marjorie S. White
                                        Title: Vice President and Secretary

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February __, 1998

                                    The Equitable Companies Incorporated



                                    By: /s/ Alvin H. Fenichel
                                        -----------------------------------
                                        Name:  Alvin H. Fenichel
                                        Title: Senior Vice President and
                                               Controller

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February __, 1998

                                    AXA-UAP
                                    Finaxa
                                    AXA Assurances I.A.R.D. Mutuelle
                                    AXA Assurances Vie Mutuelle
                                    AXA Courtage Assurance Mutuelle
                                    Alpha Assurances Vie Mutuelle
                                    Claude Bebear, as AXA Voting Trustee
                                    Patrice Garnier, as AXA Voting Trustee
                                    Henri de Clermont-Tonnerre, as AXA Voting
Trustee


                                    Signed on behalf of each of the above



                                    By: /s/ Alvin H. Fenichel
                                        -----------------------------------
                                        Name:  Alvin H. Fenichel
                                        Title: Attorney-in-fact



                                                                    Schedule A
                     Executive Officers and Directors
                                    of
                       DLJ Merchant Banking II, Inc.

      The names of the Directors and the names and titles of the Executive Officers of DLJ Merchant Banking II, Inc. ("MBII INC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of MBII INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to MBII INC and each individual is a United States citizen.

       Name, Business Address       Present Principal Occupation
       ----------------------       ----------------------------

*      Hamilton E. James            Chairman; Managing Director, Donaldson,
                                    Lufkin & Jenrette, Inc.

*      Nicole S. Arnaboldi          Managing Director

*      Thompson Dean                Managing Director

       Carlos Garcia                Managing Director

*      Peter T. Grauer              Managing Director

*      David L. Jaffe               Managing Director

*      Lawrence M.v.D. Schloss      Managing Director and Chief Operating
                                    Officer

*      Karl R. Wyss                 Managing Director


------------
*      Director




                                                                    Schedule B
                     Executive Officers and Directors
                                    of
                      DLJ Diversified Partners, Inc.

      The names of the Directors and the names and titles of the Executive Officers of DLJ Diversified Partners, Inc. ("DP INC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DP INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DP INC and each individual is a United States citizen.

       Name, Business Address       Present Principal Occupation
       ----------------------       ----------------------------

*      Hamilton E. James            Chairman; Managing Director, Donaldson,
                                    Lufkin & Jenrette, Inc.

*      Lawrence M.v.D. Schloss      Managing Director and Chief Operating
                                    Officer; Managing Director and Chief
                                    Operating Officer, DLJ Merchant Banking
                                    II, Inc.

*      Marjorie S. White            Secretary and Treasurer; Vice President
                                    and Secretary, Donaldson, Lufkin &
                                    Jenrette, Inc.

------------
*      Director



                                                                    Schedule C
                     Executive Officers and Directors
                                    of
                          DLJMB Funding, II, Inc.

      The names of the Directors and the names and titles of the Executive Officers of DLJ MB Funding, II, Inc. ("Funding II") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of Funding II at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Funding II and each individual is a United States citizen.

     Name, Business Address    Present Principal Occupation
     ----------------------    ----------------------------

*    Anthony F. Daddino        President; Executive Vice President and Chief
                               Financial Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Charles J. Hendrickson    Treasurer; Senior Vice President and
                               Treasurer, Donaldson, Lufkin & Jenrette, Inc.

     Marjorie S. White         Secretary; Vice President and Secretary,
                               Donaldson, Lufkin & Jenrette, Inc.

------------
*    Director



                                                                    Schedule D
                     Executive Officers and Directors
                                    of
                   DLJ LBO Plans Management Corporation

      The names of the Directors and the names and titles of the Executive Officers of DLJ LBO Plans Management Corporation ("LBO") and their business addresses and principal occupations are set forth below. Each Director's or Executive Officer's business address is that of LBO at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to LBO and each individual is a United States citizen.

     Name, Business Address    Present Principal Occupation
     ----------------------    ----------------------------

*    Anthony F. Daddino        President; Executive Vice President and Chief
                               Financial Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Vincent DeGiaimo          Vice President; Senior Vice President and
                               Managing Director, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Marjorie S. White         Vice President and Secretary; Vice President,
                               Donaldson, Lufkin & Jenrette, Inc.

------------
*    Director




                                                                    Schedule E
                     Executive Officers and Directors
                                    of
                        DLJ Capital Investors, Inc.

      The names of the Directors and the names and titles of the Executive Officers of DLJ Capital Investors, Inc. ("DLJCI") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJCI at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJCI and each individual is a United States citizen.

     Name, Business Address    Present Principal Occupation
     ----------------------    ----------------------------

*    John S. Chalsty           Chairman; Chairman and Chief Executive
                               Officer, Donaldson, Lufkin & Jenrette, Inc.

*    Hamilton E. James         Chief Executive Officer; Managing Director,
                               Donaldson, Lufkin & Jenrette, Inc.

*    Joe L. Roby               Chief Operating Officer; President and Chief
                               Operating Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Anthony F. Daddino        Executive Vice President and Chief Financial
                               Officer; Executive Vice President and Chief
                               Financial Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Marjorie S. White         Secretary and Treasurer; Vice President and
                               Secretary, Donaldson, Lufkin & Jenrette, Inc.

------------
*    Director




                                                                    Schedule F
                     Executive Officers and Directors
                                    of
                       UK Investment Plan 1997, Inc.

      The names of the Directors and the names and titles of the Executive Officers of UK Investment Plan 1997, Inc. ("UKIP 1997 INC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of UKIP 1997 INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to UKIP 1997 INC and each individual is a United States citizen.

     Name, Business Address    Present Principal Occupation
     ----------------------    ----------------------------
     Anthony F. Daddino        President; Executive Vice President and Chief
                               Financial Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Marjorie S. White         Vice President, Secretary and Treasurer; Vice
                               President and Secretary, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Stuart S. Flamberg        Director of Taxes; Senior Vice President and
                               Director of Taxes, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Mark A. Competiello       Tax Manager; Senior Vice President and Tax
                               Manager, Donaldson, Lufkin & Jenrette, Inc.

------------
*    Director




                                                                    Schedule G
                     Executive Officers and Directors
                                    of
                    Donaldson, Lufkin & Jenrette, Inc.

      The names of the Directors and the names and titles of the Executive Officers of Donaldson, Lufkin & Jenrette, Inc. ("DLJ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJ at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJ and each individual is a United States citizen.

     Name, Business Address          Present Principal Occupation
     ----------------------          ----------------------------

*    John S. Chalsty                 Chairman and Chief Executive Officer.

*    Joe L. Roby                     President and Chief Operating Officer

*    Claude Bebear (1)               Chairman and Chief Executive Officer,
     AXA-UAP                         AXA-UAP
     23, avenue Matignon
     75008 Paris, France

*    Henri de Castries (1)           Executive Vice President Financial Services
     AXA-UAP                         and Life Insurance Activities U.S. & U.K.),
     23, avenue Matignon             AXA-UAP
     75008 Paris, France

*    Denis Duverne (1)               Senior Vice President - International Life,
     AXA-UAP                         AXA-UAP
     23, avenue Matignon
     75008 Paris, France

*    Louis Harris                    Chairman and Chief Executive Officer, LH
     LH Research                     Research (research)
     152 East 38th Street
     New York, New York  10016-2605

     Henri G. Hottingeur (2)         Chairman and Chief Executive Officer,
*    Banque Hottingeur               Banque Hottingeur (banking)
     38, rue de Provence
     75009 Paris, France

*    W. Edwin Jarmain (3)            President, Jarmain Group Inc. (private
     Jarmain Group Inc.              investment holding company)
     Suite 2525, Box 36
     121 King Street, West
     Toronto, Ontario
     M5H 3T9 Canada

*    Francis Jungers                 Retired
     19880 NW Nestucca Drive
     Portland, Oregon  97229

*    Joseph J. Melone                Chairman of the Board, The Equitable Life
     1290 Avenue of the Americas     Assurance Society of the United States
     New York, New York  10104

*    Edward D. Miller                President and Chief Executive Officer, The
     1290 Avenue of the Americas     Equitable Companies Incorporated
     New York, New York  10104

*    W. J. Sanders, III              Chairman and Chief Executive Officer,
     Advanced Micro Devices, Inc.    Advanced Micro Devices
     901 Thompson Place
     Sunnyvale, CA  94086

*    Stanley B. Tulin                Executive Vice President and Chief
                                     Financial Officer, The Equitable
                                     Companies Incorporated

*    John C. West                    Retired
     Bothea, Jordan & Griffin
     23B Shelter Cove
     Hilton Head Island, SC  29928

*    Carl B. Menges                  Vice Chairman of the Board

*    Hamilton E. James               Managing Director

*    Richard S. Pecther              Managing Director

*    Theodore P. Shen                Managing Director

*    Anthony F. Daddino              Executive Vice President and Chief
                                     Financial Officer

------------
*    Director
(1)  Citizen of the Republic of France
(2)  Citizen of Canada
(3)  Citizen of Switzerland




                                                                    Schedule H
                     Executive Officers and Directors
                                    of
                   The Equitable Companies Incorporated

      The names of the Directors and the names and titles of the Executive Officers of The Equitable Companies Incorporated ("EQ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of EQ at 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to EQ and each individual is a United States citizen.


     Name, Business Address                      Present Principal Occupation
     ----------------------                      ----------------------------
*    Claude Bebear (1)                           Chairman of the Board; Chairman of the
     AXA-UAP                                     Executive Board, AXA-UAP
     23, avenue Matignon
     75008 Paris, France

*    John S. Chalsty                             Chairman and Chief Executive Officer,
     Donaldson, Lufkin & Jenrette, Inc.          Donaldson, Lufkin & Jenrette, Inc.
     277 Park Avenue
     New York, NY  10172

*    Francoise Colloc'h (1)                      Senior Executive Vice President, Group
     AXA-UAP                                     Human Resources and Communications,
     23, avenue Matignon                         AXA-UAP
     75008 Paris, France

*    Henri de Castries (1)                       Vice Chairman of the Board; Senior
     AXA-UAP                                     Executive Vice President, Financial Services
     23, avenue Matignon                         and Life Insurance Activities, U.S. & U.K.),
     75008 Paris, France                         AXA-UAP

*    Joseph L. Dionne                            Chairman and Chief Executive Officer, The
     The McGraw-Hill Companies                   McGraw-Hill Companies (publishing)
     1221 Avenue of the Americas
     New York, NY  10020

*    William T. Esrey                            Chairman and Chief Executive Officer, Sprint
     Sprint Corporation                          Corporation (telecommunications)
     P.O. Box 11315
     Kansas City, MO  64112

*    Jean-Rene Fourtou (1)                       Chairman and Chief Executive Officer,
     Rhone-Poulenc S.A.                          Rhone-Poulenc S.A. (manufacturer of
     25 quai Paul Doumer                         chemicals and agricultural products)
     92408 Courbevoie Cedex
     France

*    Jacques Friedmann (1)                       Chairman of the Supervisory Board,
     AXA-UAP                                     AXA-UAP
     9, Place Vendome
     75001 Paris
     France

     Robert E. Garber                            Executive Vice President and General
                                                 Counsel; Executive Vice President and
                                                 General Counsel, The Equitable Life
                                                 Assurance Society of the United States

     Jerome S. Golden                            Executive Vice President

*    Donald J. Greene, Esq.                      Counselor-at-Law, Partner, LeBoeuf, Lamb,
     LeBoeuf, Lamb, Greene                       Greene & MacRae, L.L.P. (law firm)
     & MacRae, L.L.P.
     125 West 55th Street
     New York, NY 10019

*    Anthony J. Hamilton (2)                     Group Chairman and Chief Executive Officer,
     Fox-Pitt, Kelton Group                      Fox-Pitt, Kelton Group Limited (finance)
     Limited
     35 Wilson Street
     London, England  EC2M 2SJ

*    John T. Hartley                             Retired Chairman and Chief Executive
     Harris Corporation                          Officer, currently Director, Harris
     1025 NASA Boulevard                         Corporation (manufacturer of electronic,
     Melbourne, FL  32919                        telephone and copying systems)

*    John H. F. Haskell, Jr.                     Director and Managing Director, SBC
     Dillon, Read & Co., Inc.                    Warburg Dillon Read, Inc. (formerly Dillon,
     535 Madison Avenue                          Read & Co., Inc.) (investment banking firm)
     New York, NY  10022

     Michael Hegarty                             Senior Executive Vice President and Chief
                                                 Operating Officer; President and Chief
                                                 Operating Officer, The Equitable Life
                                                 Assurance Society of the United States

*    Mary R. (Nina) Henderson                    President, Best Foods Grocery of CPC
     CPC Specialty Markets Group                 International, Inc. (food manufacturer)
     700 Sylvan Avenue
     Englewood, NJ  07632

*    W. Edwin Jarmain (3)                        President, Jarmain Group Inc. (private
     Jarmain Group Inc.                          investment holding company)
     Suite 2525
     121 King Street West
     Toronto, Ontario M5H 3T9
     Canada

*    Joseph J. Melone                            Chairman of the Executive Committee of the
                                                 Board; Chairman of the Executive Committee
                                                 of the Board, The Equitable Life Assurance
                                                 Society of the United States

*    Edward D. Miller                            President and Chief Executive Officer;
                                                 Chairman and Chief Executive Officer, The
                                                 Equitable Life Assurance Society of the
                                                 United States

     Peter D. Noris                              Executive Vice President and Chief
                                                 Investment Officer; Executive Vice President
                                                 and Chief Investment Officer, The Equitable
                                                 Life Assurance Society of the United States

*    Didier Pineau-Valencienne(1)                Chairman and Chief Executive Officer,
     64/70, avenue Jean Baptiste Clement         Schneider S.A. (electric equipment)
     92646 Boulogne Cedex, France

*    George J. Sella, Jr.                        Retired Chairman, President and Chief
     American Cyanamid Company                   Executive Officer, American Cyanamid
     P.O. Box 397                                Company (manufacturer of pharmaceutical
     Newton, NJ  07860                           products and agricultural products)

     Jose Suquet                                 Executive Vice President; Executive Vice
                                                 President and Chief Distribution Officer; The
                                                 Equitable Life Assurance Society of the
                                                 United States

     Stanley B. Tulin                            Executive Vice President and Chief Financial
                                                 Officer; Senior Executive Vice President and
                                                 Chief Financial Officer, The Equitable Life
                                                 Assurance Society of the United States

*    Dave H. Williams                            Chairman and Chief Executive Officer,
     Alliance Capital                            Alliance Capital Management Corp.
     Management Corporation                      (investment adviser)
     1345 Avenue of the Americas
     New York, NY  10105

------------
*    Director
(1)  Citizen of the Republic of France
(2)  Citizen of United Kingdom
(3)  Citizen of Canada




                                                                    Schedule I
           Members of Executive Committee and Supervisory Board
                                    of
                                  AXA-UAP

      The names and titles (for the Executive Committee members) of the Members of the Executive Committee and Supervisory Board of AXA-UAP and their business addresses and principal occupations are set forth below. If no address is given, the Member's business is 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA-UAP and each individual is a citizen of the Republic of France.

                    Members of the Executive Committee

    Name, Business Address     Present Principal Occupation
    ----------------------     ----------------------------

    Claude Bebear              Chairman of the Executive Board

    Donald Brydon (1)          Senior Executive Vice President, AXA Asset
                               Management Europe

    Henri de Castries          Senior Executive Vice President, Financial
                               Services and Insurance Activities (U.S. and
                               U.K.)

    John Chalsty (2)           Senior Executive Vice President; Chairman
                               and Chief Executive Officer, Donaldson,
                               Lufkin & Jenrette, Inc. (investment banking)

    Francoise Colloc'h         Senior Executive Vice President, Group
                               Human Resources and Communications

    Jean-Pierre Gerard (3)     Senior Executive Vice President; Chief
                               Executive Officer, Royale Belge (insurance)

    Denis Kessler              Senior Executive Vice President, Insurance
                               Activities outside France, U.K. and U.S.

    Claas Kleyboldt (4)        Senior Executive Vice President; Chairman of
                               the Executive Board of AXA Colonia
                               (insurance)

    Gerard de La Martiniere    Senior Executive Vice President, Chief
                               Financial Officer

    Edward D. Miller (2)       Senior Executive Vice President; President
                               and Chief Executive Officer; Equitable
                               Companies Incorporated

    Jean-Louis Meunier         Senior Executive Vice President, Central
                               Underwriting Officer

    Michel Pinault             Senior Executive Vice President, Group
                               Administration

    Claude Tendil              Senior Executive Vice President, French
                               Insurance Activities, international risks, transborder insurance projects and information systems policy

    Geoff Tomlinson (5)        Senior Executive Vice President; Managing
                               Director, National Mutual Holdings
                               (insurance)

    Dave H. Williams (2)       Senior Executive Vice President; Chairman
                               and Chief Executive Officer, Alliance Capital
                               Management Corporation (investment adviser)

    Mark Wood (1)              Senior Executive Vice President Managing
                               Director Sun Life & Provincial




                     Members of the Supervisory Board

    Name, Business Address                      Present Principal Occupation
    ----------------------                      ----------------------------

    Jacques Friedmann                           Chairman of the Supervisory Board
    9, Place Vendome
    75008 Paris, France

    Jean-Louis Beffa                            Chairman and Chief Executive Officer,
    "Les Miroirs"                               Compagnie de St. Gobain (industry)
    Cedex 27
    92096 Paris La Defense, France

    Antoine Bernheim                            General Partner, Lazard Freres et Cie
    121, Boulevard Haussman                     (investment banking); Chairman,
    75008 Paris, France                         Assicurazioni Generali S.p.A. (insurance)

    Jacques Calvet                              Former Chairman of the Executive Board,
    75, avenue de la Grande Armee               Peugeot S.A. (auto manufacturer)
    75116 Paris, France

    Henri de Clermont-Tonnerre                  Chairman of the Supervisory Board, Qualis
    4, avenue Van Dyke                          SCA (transportation)
    75008 Paris, France

    David Dautresme                             General Partner, Lazard Freres et Cie
    121, Boulevard Haussman                     (investment banking)
    75008 Paris, France

    Guy Dejouany                                Honorary Chairman, Compagnie Generaledes
    52, rue d'Anjou                             Eaux (industry and services)
    75008 Paris, France

    Paul Desmarais (7)                          Chairman and Chief Executive Officer, Power
    751, Square Victoria                        Corporation (industry and services)
    Montreal Quebec
    H3Y 3J7 Canada

    Jean-Rene Fourtou                           Chairman and Chief Executive Officer,
    25, quai Paul Doumer                        Rhone-Poulenc S.A. (industry)
    92408 Courbevoie Cedex
    France

    Michel Francois-Poncet                      Chairman of the Supervisory Board,
    5, rue d'Antin                              Compagnie Financiere de Paribas (financial
    75002 Paris, France                         services and banking)

    Patrice Garnier                             Director, Finaxa
    Latreaumont
    76360 Baretin, France

    Anthony J. Hamilton (1)                     General Partner, Fox-Pitt, Kelton Group
    35 Wilson Street                            Limited (finance)
    London, England  EC2M 2SJ

    Henri Hottinguer (6)                        Vice Chairman, Financiere Hottinguer
    38, rue de Provence                         (banking)
    75009 Paris, France

    Richard H. Jenrette (2)                     Senior Advisor, Donaldson, Lufkin &
    c/o Donaldson, Lufkin & Jenrette, Inc.      Jenrette, Inc. (investment banking)
    277 Park Avenue
    New York, New York  10172

    Henri Lachmann                              Chairman and Chief Executive Officer,
    56, rue Jean Giraudoux                      Strafor Facom (office furniture)
    67200 Strasbourg, France

    Gerard Mestrallet                           Chairman of the Executive Board (finance)
    1, rue d'Astorg                             Suez Lyonnaise des Eaux
    75008 Paris, France

    Friedel Neuber                              Chairman of the Executive Board,
    Girozentrade Herzogstrasse 15               WestDeutsche Landesbank (banking)
    D40127 Dusseldorf, Germany

    Alfred von Oppenheim (4)                    Chairman, Bank Oppenheim (banking)
    Konsortium Oppenheim
    Unter Sachsenrausen 4
    50667 Koln, Germany

    Michel Pebereau                             Chairman and Chief Executive Officer,
    16, Boulevard des Italiens                  Banque Nationale de Paris (banking)
    75009 Paris, France

    Didier Pineau-Valencienne                   Chairman and Chief Executive Officer,
    64-70, avenue Jean Baptiste Clement         Schneider S.A. (electric equipment)
    92646 Boulogne Cedex, France

    Bruno Roger                                 General Partner, Lazard Freres & Cie
    121, Boulevard Hausmann                     (investment banking)
    75008 Paris, France

    Simone Rozes                                First Honorary President, Cour de Cassation
    2, rue Villaret de Joyeuse                  (government)
    75017 Paris, France

(1)  Citizen of the United Kingdom
(2)  Citizen of the United States of America
(3)  Citizen of Belgium
(4)  Citizen of Germany
(5)  Citizen of Australia
(6)  Citizen of Switzerland
(7)  Citizen of Canada




                                                                    Schedule J
                          Executive Officers and
                    Members of Conseil d'Administration
                                    of
                                  FINAXA

      The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Finaxa and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Finaxa at 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Finaxa and each individual is a citizen of the Republic of France.

     Name, Business Address                Present Principal Occupation
     ----------------------                ----------------------------

*    Claude Bebear                         Chairman and Chief Executive Officer;
                                           Chairman of the Executive Board, AXA-UAP

*    Henri de Clermont-Tonnerre            Chairman of the Supervisory Board, Qualis
     4, avenue Van Dyke                    SCA (transportation)
     75008 Paris, France

*    Jean-Rene Fourtou                     Chairman and Chief Executive Officer,
     25, quai Paul Doumer                  Rhone-Poulenc S.A. (industry)
     92408 Courbevoie Cedex
     France

*    Patrice Garnier                       Retired
     Latreaumont
     76360 Baretin, France

*    Henri Hottinguer (1)                  Chairman and Chief Executive Officer,
     38, rue de Provence                   Banque Hottinguer (banking)
     75009 Paris, France

*    Paul Hottinguer (1)                   Assistant Chairman and Chief Executive
     38, rue de Provence                   Officer, Banque Hottinguer (banking)
     75009 Paris, France

*    Henri Lachmann                        Chairman and Chief Executive Officer,
     56, rue Jean Giraudoux                Strafor Facom (office furniture)
     67000 Strasbourg, France

*    Andre Levy-Lang                       Chief Executive Officer, Paribas
     3, rue d'Antin                        (banking)
     75002 Paris, France

     Christien Manset                      Vice Chairman of the Supervisory Board,
     3, rue d'Antin                        Banque Paribas
     75002 Paris, France

*    Georges Rousseau                      Retired
     2, rue des Mouettes
     76130 Mont Saint Aignan, France

     Emilio Ybarra (2)                     Chairman, Banco Bilbao Vizcaya (banking)
     Paseo de la Castillone, 8
     28046 Madrid, Spain

------------
*    Member, Conseil d'Administration
(1)  Citizen of Switzerland
(2)  Citizen of Spain




                                                                    Schedule K
                          Executive Officers and
                    Members of Conseil d'Administration
                                    of
                     AXA ASSURANCES I.A.R.D. MUTUELLE

      The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances I.A.R.D. Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances I.A.R.D. Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances I.A.R.D. Mutuelle and each individual is a citizen of the Republic of France.

     Name, Business Address                  Present Principal Occupation
     ----------------------                  ----------------------------

*    Claude Bebear                           Chairman; Chairman of the Executive Board,
     23, avenue Matignon                     AXA-UAP
     75008 Paris, France

     Jean-Luc Bertozzi                       Executive Officer

*    Jean-Pierre Chaffin                     Manager, Federation de la Metallurgie
     5, rue la Bruyere                       (industry)
     75009 Paris, France

*    Gerard Coutelle                         Retired

*    Henri de Castries                       Senior Executive Vice President, Financial
     23, avenue Matignon                     Services and Life Insurance Activities (U.S.
     75008 Paris, France                     & U.K.), AXA-UAP

*    Jean-Rene Fourtou                       Chairman and Chief Executive Officer,
     25, quai Paul Doumer                    Rhone-Poulenc S.A. (industry)
     92408 Courbevoie Cedex
     France

*    Patrice Garnier                         Retired
     Latreaumont
     76360 Baretin, France

*    Henri Lachmann                          Chairman and Chief Executive Officer,
     56, rue Jean Giraudoux                  Strafor Facom (office furniture)
     67000 Strasbourg, France

*    Francois Richer                         Retired

     Georges Rousseau                        Retired
*    2, rue des Mouettes
     76130 Mont Saint Aignan, France

*    Claude Tendil                           Chief Executive Officer; Senior Executive
                                             Vice President, French Insurance Activities,
                                             AXA-UAP

*    Nicolas Thiery                          Chairman and Chief Executive Officer,
     6 Cite de la Chapelle                   Etablissements Jaillard (management
     75018 Paris, France                     consulting)

*    Francis Vaudour                         Chief Executive Officer, Segafredo Zanetti
     14, boulevard Industriel                France S.A. (coffee importing and processing)
     76301 Sotteville les Rouen, France

------------
*    Member, Conseil d'Administration




                                                                    Schedule L
                          Executive Officers and
                    Members of Conseil d'Administration
                                    of
                        AXA ASSURANCES VIE MUTUELLE

      The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances Vie Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.

     Name, Business Address                  Present Principal Occupation
     ----------------------                  ----------------------------

*    Claude Bebear                           Chairman; Chairman of the Executive Board,
     23, avenue Matignon                     AXA-UAP
     75008 Paris, France

     Jean-Luc Bertozzi                       Executive Vice President

*    Jean-Pierre Chaffin                     Manager, Federation de la Metallurgie
     11, rue de Rome                         (industry)
     75008 Paris, France

*    Henri de Castries                       Senior Executive Vice President, Financial
     23, avenue Matignon                     Services and Life Insurance Activities (U.S.
     75008 Paris, France                     & U.K.), AXA-UAP

*    Henri de Clermont-Tonnerre              Chairman of the Supervisory Board, Qualis
     4, avenue Van Dyke                      SCA (transportation)
     75008 Paris, France

*    Gerard Coutelle                         Retired

*    Jean-Rene Fourtou                       Chairman and Chief Executive Officer,
     25, quai Paul Doumer                    Rhone-Poulenc S.A. (industry)
     92408 Courbevoie Cedex
     France

*    Henri Lachmann                          Vice Chairman; Chairman and Chief
     56, rue Jean Giraudoux                  Executive Officer, Strafor Facom (office
     67000 Strasbourg, France                furniture)

*    Francois Richer                         Retired

*    Georges Rousseau                        Retired
     2, rue des Mouettes
     76130 Mont Saint Aignan, France

*    Claude Tendil                           Chief Executive Officer; Senior Executive
     Tour Assur 38                           Vice President, French Insurance Activities,
     92083 Paris La Defense, France          AXA-UAP

*    Nicolas Thiery                          Chairman and Chief Executive Officer,
     6 Cite de la Chapelle                   Etablissements Jaillard (management
     75018 Paris, France                     consulting)

*    Francis Vaudour                         Chief Executive Officer, Segafredo Zanetti
     14, boulevard Industriel                France S.A. (coffee importing and processing)
     76301 Sotteville les Rouen, France

------------
*    Member, Conseil d'Administration




                                                                    Schedule M
                          Executive Officers and
                    Members of Conseil d'Administration
                                    of
                      AXA COURTAGE ASSURANCE MUTUELLE

      The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Courtage Assurance Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Courtage Assurance Mutuelle at 26, rue de Louis-le-Grand, 75002 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Courtage Assurance Mutuelle and each individual is a citizen of the Republic of France.

     Name, Business Address                 Present Principal Occupation
     ----------------------                 ----------------------------

*    Claude Bebear                          Chairman; Chairman of the Executive Board,
     23, avenue Matignon                    AXA-UAP
     75008 Paris, France

*    Francis Cordier                        Chairman and Chief Executive Officer, Group
     rue Nicephore Niepce BP 232 76304      Demay Lesieur (food industry)
     Sotteville Les Rouen, France

*    Gerard Coutelle                        Retired

*    Henri de Castries                      Senior Executive Vice President, Financial
     23, avenue Matignon                    Services and Life Insurance Activities (U.S.
     75008 Paris, France                    & U.K.), AXA-UAP

*    Jean-Rene Fourtou                      Chairman and Chief Executive Officer,
     25, quai Paul Doumer                   Rhone-Poulenc S.A. (industry)
     92408 Courbevoie Cedex
     France

*    Patrice Garnier                        Retired
     Latreaumont
     76360 Baretin, France

*    Henri Lachmann                         Vice Chairman; Chairman and Chief
     56, rue Jean Giraudoux                 Executive Officer, Strafor Facom (office
     67000 Strasbourg, France               furniture)

*    Francis Magnan                         Chairman and Chief Executive Officer,
     50, boulevard des Dames                Compagnie Daher (air and sea transportation)
     13002 Marseille, France

*    Jean de Ribes                          Chairman and Chief Executive Officer,
     38, rue Fortuny                        Banque Rivaud (banking)
     75008 Paris, France

*    Georges Rousseau                       Retired
     2, rue des Mouettes
     76130 Mont Saint Aignan, France

*    Jean-Paul Saillard                     Manager, AXA-UAP
     23, avenue Matignon
     75008 Paris, France

*    Claude Tendil                          Chief Executive Officer; Senior Executive
     Tour Assur 38                          Vice President, French Insurance Activities,
     92083 Paris La Defense, France         AXA-UAP

------------
*    Member, Conseil d'Administration




                                                                    Schedule N
                          Executive Officers and
                    Members of Conseil d'Administration
                                    of
                       ALPHA ASSURANCES VIE MUTUELLE


      The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Alpha Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Alpha Assurances Vie Mutuelle at Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Alpha Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.

     Name, Business Address                Present Principal Occupation
     ----------------------                ----------------------------

*    Claude Bebear                         Chairman; Chairman of the Executive Board,
     23, avenue Matignon                   AXA-UAP
     75008 Paris, France

*    Henri Brischoux                       Corporate Secretary; AXA Assurance France
     Tour Assua 38
     92083 Paris La Defense, France

*    Bernard Cornille                      Audit Manager, AXA Assurances
     21, rue de Chateaudun
     75009 Paris, France

*    Henri de Castries                     Senior Executive Vice President, Financial
     23, avenue Matignon                   Services and Life Insurance Activities (U.S.
     75008 Paris, France                   & U.K.), AXA-UAP

*    Henri de Clermont-Tonnerre            Chairman of the Supervisory Board, Qualis
     4, avenue Van Dyke                    SCA (transportation)
     75008 Paris, France

*    Claude Fath                           Chairman of the Executive Board, UAP Vie
     Tour Assur 28F
     92083 Paris Las Defense, France

*    Jean-Rene Fourtou                     Chairman and Chief Executive Officer,
     25, quai Paul Doumer                  Rhone-Poulenc S.A. (industry)
     92408 Courbevoie Cedex
     France

*    Patrice Garnier                       Retired
     Latreaumont
     76360 Baretin, France

*    Henri Lachmann                        Vice Chairman; Chairman and Chief
     56, rue Jean Giraudoux                Executive Officer, Strafor Facom (office
     67000 Strasbourg, France              furniture)

*    Georges Rousseau                      Retired
     2, rue des Mouettes
     76130 Mont Saint Aignan, France

*    Claude Tendil                         Chief Executive Officer; Senior Executive
     Tour Assur 38                         Vice President, French Insurance Activities,
     92083 Paris La Defense, France        AXA-UAP

*    Francis Vaudour                       Chief Executive Officer, Segafredo Zanetti
     14, boulevard Industriel              France S.A. (coffee importing and processing)
     76301 Sotteville les Rouen,
     France

------------
*    Member, Conseil d'Administration